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                                                                      EXHIBIT 12

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
                       STATEMENTS OF COMPUTATION OF RATIO
                    OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                          (DOLLAR AMOUNTS IN MILLIONS)

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
                                                    THREE
                                                   MONTHS
                                                    ENDED
                                                  MARCH 31,      FOR THE YEAR ENDED DECEMBER 31,
                                                 -----------   ------------------------------------
                                                 1995   1994    1994    1993   1992   1991    1990
                                                 ----   ----   ------   ----   ----   ----   ------
Fixed charges:
  Total interest costs.........................  $110   $122   $  460   $516   $567   $598   $  645
  One-third of rent expense....................     5      4       17     18     19     21       22
                                                 ----   ----   ------   ----   ----   ----   ------
          Total fixed charges..................   115    126      477    534    586    619      667
Add (deduct):
  Income (loss) before income taxes,
     extraordinary item and accounting
     changes...................................   392     99      572     23    (74)   259      719
  Interest capitalized, net of amortization....     1      4       11     17     18      7      (21)
                                                 ----   ----   ------   ----   ----   ----   ------
                                                 $508   $229   $1,060   $574   $530   $885   $1,365
Ratio of earnings to fixed charges.............  4.42x  1.82x    2.22x  1.07x   .90x  1.43x    2.05x
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